Exhibit 99.1

Campbell to Transfer Stock Exchange Listing to Nasdaq

•	Company will join the Nasdaq Composite® index following its transfer

•	Stock ticker symbol to remain “CPB”

•	Campbell to hold Investor Day on Sept. 10, 2024, at Nasdaq MarketSite

CAMDEN, N.J., Aug. 1, 2024—Campbell Soup Company (NYSE:CPB) today announced that it will transfer its stock exchange listing from the New York Stock Exchange (NYSE) to the Nasdaq Global Select Market (Nasdaq) on Aug.16, 2024 at the market close. The company will continue to trade under the “CPB” ticker symbol with trading on Nasdaq expected to begin on Aug.19, 2024. The transfer to Nasdaq will provide Campbell with Nasdaq index inclusion opportunities and certain cost savings.

Fiscal 2025 Investor Day

The company will hold its Investor Day at the Nasdaq MarketSite in New York City on Sept.10, 2024, beginning at 9:00 a.m. ET. At the event, members of Campbell’s executive leadership team will discuss the company’s long-term strategy and financial outlook.

Due to capacity limitations, in-person attendance is by invitation only. All other interested parties are invited to listen to and view the live webcast here.

A replay of the webcast will be available shortly after the event. A full copy of the presentation materials will also be available on the investor relations section of Campbell’s website.

About Campbell

For more than 150 years, Campbell (NYSE:CPB) has been connecting people through food they love. Generations of consumers have trusted us to provide delicious and affordable food and beverages. Headquartered in Camden, N.J. since 1869, the company generated fiscal 2023 net sales of $9.4 billion. Our portfolio includes iconic brands such as Campbell’s, Cape Cod, Goldfish, Kettle Brand, Lance, Late July, Milano, Michael Angelo’s, noosa, Pace, Pacific Foods, Pepperidge Farm, Prego, Rao’s, Snyder’s of Hanover, Swanson and V8. Campbell has a heritage of giving back and acting as a good steward of the environment. The company is a member of the Standard & Poor’s 500 as well as the FTSE4Good and Bloomberg Gender-Equality Indices. For more information, visit www.campbellsoupcompany.com.

INVESTOR CONTACT:	MEDIA CONTACT:

Rebecca Gardy	James Regan
(856) 342-6081	(856) 219-6409
Rebecca_Gardy@campbells.com	James_Regan@campbells.com